Exhibit 5.1

May 17, 2024

EQT Corporation

625 Liberty Avenue, Suite 1700

Pittsburgh, Pennsylvania 15222

RE:	EQT Corporation Registration Statement on Form S-4 Filed on May 17, 2024

Ladies and Gentlemen:

We have acted as counsel to EQT Corporation, a Pennsylvania corporation (“EQT”), in connection with the filing of the referenced Registration Statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with the Securities and Exchange Commission (the “SEC”) on the date hereof. The Registration Statement contains a proxy statement/prospectus relating to, among other matters, (i) a proposal to approve the issuance of shares of EQT’s common stock, no par value (the “EQT Common Stock”), to the holders of common stock, no par value, of Equitrans Midstream Corporation, a Pennsylvania corporation (“Equitrans”), pursuant to the Agreement and Plan of Merger, dated as of March 10, 2024 (the “Merger Agreement”), by and among EQT, Humpty Merger Sub Inc., a Delaware corporation and indirect wholly owned subsidiary of EQT (“Merger Sub”), Humpty Merger Sub LLC, a Delaware limited liability company and indirect wholly owned subsidiary of EQT (“LLC Sub”), and Equitrans (the “Share Issuance Proposal”) and (ii) a proposal to approve an amendment to EQT’s Restated Articles of Incorporation to increase the authorized number of shares of EQT Common Stock from 640,000,000 shares to 1,280,000,000 shares (the “Articles Amendment Proposal”). The Share Issuance Proposal and the Articles Amendment Proposal are subject to approval by EQT’s shareholders.

Pursuant to the terms and conditions set forth in the Merger Agreement, Merger Sub will merge with and into Equitrans (the “First Merger”), with Equitrans surviving as a wholly owned subsidiary of EQT (the “First Step Surviving Corporation”), and as the second step in a single integrated transaction with the First Merger, the First Step Surviving Corporation will be merged with and into LLC Sub (the “Second Merger” and, together with the First Merger, the “Merger”), with LLC Sub surviving the Second Merger as a wholly owned subsidiary of EQT. Upon completion of the Merger and pursuant to the Merger Agreement, each Eligible Share (as defined in the Merger Agreement) shall be converted automatically into the right to receive 0.3504 shares of EQT Common Stock (the “Shares”), with a maximum of 180,701,708 Shares to be registered under the Registration Statement.

In connection with this opinion letter, we have examined the Registration Statement and originals, or copies certified or otherwise identified to our satisfaction, of (i) EQT’s Restated Articles of Incorporation, as amended to date, (ii) EQT’s Amended and Restated Bylaws, as amended to date, (iii) certain resolutions of EQT’s Board of Directors relating to the Merger and the Merger Agreement, the Registration Statement, the Share Issuance Proposal and the Articles Amendment Proposal, and the issuance of the Shares, (iv) the Merger Agreement, (v) the proposed amendment to EQT’s Restated Articles of Incorporation attached as Annex B to the Registration Statement (the “Articles of Amendment”), and (v) such other documents, records and other instruments as we have deemed appropriate for purposes of the opinions set forth herein.

EQT Corporation

May 17, 2024

We have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of the documents submitted to us as originals, the conformity with the originals of all documents submitted to us as certified, facsimile or photostatic copies and the authenticity of the originals of all documents submitted to us as copies. With respect to matters of fact relevant to our opinions as set forth below, we have relied upon certificates of officers of EQT, representations made by EQT in documents examined by us, and representations of officers of EQT. We have also obtained and relied upon such certificates and assurances from public officials as we have deemed necessary for the purposes of our opinions set forth below.

Subject to the foregoing and the other matters set forth herein, we are of the opinion that, upon (i) the approval by EQT’s shareholders of the Share Issuance Proposal and the Articles Amendment Proposal and (ii) the filing of the Articles of Amendment with the Secretary of State of the Commonwealth of Pennsylvania, the Shares have been duly authorized by EQT and, when issued in accordance with the terms and conditions of the Merger Agreement as contemplated in the Registration Statement, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to us under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the SEC thereunder.

The opinions expressed herein are limited to the Federal laws of the United States and the Pennsylvania Business Corporation Law of 1988, as amended.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP